Exhibit 1.01

TERMS AGREEMENT

September 26, 2005

Citigroup Funding Inc.

388 Greenwich Street, 38th Floor

New York, New York 10013

Attn: Treasury Capital Markets

Dear Sirs:

We understand that Citigroup Funding Inc., a Delaware corporation (the “Company”), proposes to issue and sell $33,000,000 aggregate principal amount of its Portfolio Income STrategic Opportunity NoteS Based Upon the CBOE S&P 500 BuyWrite Index Due September 23, 2010 (the “PISTONS”). The PISTONS will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 3,300,000 PISTONS in the principal amount of $32,257,500 at 97.75% of the aggregate principal amount. The Closing Date shall be September 29, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The PISTONS shall have the following terms:

Title:	Portfolio Income STrategic Opportunity NoteS Based Upon the CBOE S&P 500 BuyWrite Index Due September 23, 2010.

Maturity:	September 23, 2010.

Maturity Payment:	Holders of the PISTONS will be entitled to receive at maturity, for each $10 principal amount of PISTONS such holders hold, a payment equal to the Net Investment Value (as defined in the Prospectus

Supplement dated September 26, 2005 relating to the PISTONS, or the “Prospectus Supplement”) of the PISTONS on the fifth Trading Day (as defined in the Prospectus Supplement) before maturity.

Monthly Investment Payment:	8% per annum of the Net Investment Value of the PISTONS on the first Trading Day of each Monthly Calculation Period (as defined in the Prospectus Supplement) times the number of days in such Monthly Calculation Period.

Monthly Payment Dates:	Five Trading Days after each Monthly Determination Date, commencing on October 28, 2005.

Monthly Determination Dates:	The third Friday of each month (or the immediately preceding Trading Day if such Friday is not a Trading Day), commencing on October 21, 2005 and ending on September 16, 2010.

Initial Price To Public:	100% of the principal amount thereof.

Redemption Provisions:	Beginning October 3, 2005, holders of the PISTONS may redeem the PISTONS in whole, or in part, for cash in an amount equal to the Net Redemption Value of the PISTONS (the Net Investment Value of the PISTONS on the Trading Day following the fifth calendar day of the applicable Monthly Redemption Period (as defined in the Prospectus Supplement) minus 15% of the Net Investment Value on the applicable Trading Day following the fifth calendar day of such Monthly Redemption Period).

Trustee:	The Bank of New York.

Indenture:	Indenture, dated as of June 1, 2005.

All the provisions contained in the document entitled “Citigroup Funding Inc. – Debt Securities - Underwriting Agreement Basic Provisions” and dated May 3, 2005 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Underwriter hereby agrees in connection with the underwriting of the PISTONS to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

Michael Zuckert, Esq., is General Counsel, Finance and Capital Markets of the Guarantor and legal counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

Please accept this offer no later than 9:00 p.m. on September 26, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated September 26, 2005, to purchase the PISTONS on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Ramesh K. Menon
Name:	Ramesh K. Menon
Title:	Managing Director

ACCEPTED:

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name:	Geoffrey S. Richards
Title:	Vice President and Assistant Treasurer

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Assistant Treasurer